Filed Pursuant to Rule 433

Registration No. 333-158663

Subject to Completion

Preliminary Term Sheet dated April 2, 2010

The ARNs are being offered by Bank of America Corporation (“BAC”). The ARNs will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the ARNs involves a number of risks. There are important differences between the ARNs and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-8 of this term sheet and “Risk Factors” beginning on page S-10 of product supplement ARN-3. The ARNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$0.20	$
Proceeds, before expenses, to Bank of America Corporation	$9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively.

* Depending on the date the ARNs are priced for initial sale to the public (the “pricing date”), which may be in April or May 2010, the settlement date may occur in April or May 2010, and the maturity date may occur in June or July 2011. Any reference in this term sheet to the month in which the pricing date, settlement date, or maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.

April     , 2010

Units

Relative Value Accelerated Return Notes®

Linked to the Motorola, Inc./Technology Select Sector Long-Short Index, due June , 2011

$10 principal amount per unit

Term Sheet No.

Expected Pricing Date*

Settlement Date*

Maturity Date*

CUSIP No.

April     , 2010

April     , 2010

June     , 2011

Relative Value Accelerated Return Notes®

•

3-to-1 upside exposure to any increase in the level of the Motorola, Inc./Technology Select Sector Long-Short Index (the “Relative Value Index”), which tracks the performance of a long position in Motorola, Inc. common stock (the “Long Component”) relative to a short position in the Technology Select Sector Index (the “Short Component”) on an equally weighted basis, subject to a cap of 16% to 20%

•	1-to-1 downside exposure to any decrease in the level of the Relative Value Index, with no downside limit
•	A maturity of approximately 14 months
•	Payment of the Redemption Amount at maturity is subject to the credit risk of Bank of America Corporation
•	No periodic interest payments
•	No listing on any securities exchange

Summary

The Relative Value Accelerated Return Notes® Linked to the Motorola, Inc./Technology Select Sector Long-Short Index, due June     , 2011 (the “ARNs”) are our senior unsecured debt securities. The ARNs are not guaranteed or insured by the Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral, and they are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. The ARNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the ARNs, including any repayment of principal, will be subject to the credit risk of BAC.

The ARNs provide a leveraged return for investors, subject to a cap, if the level of the Motorola, Inc./Technology Select Sector Long-Short Index (the “Relative Value Index”) increases moderately from the Starting Value, which will be set to 100.00 on the pricing date, to the Ending Value, determined on a calculation day shortly before the maturity date. The Relative Value Index tracks the performance of a long position in Motorola, Inc. common stock (the “Long Component”) relative to a short position in the Technology Select Sector Index (the “Short Component”) from the Starting Value to the Ending Value, on an equally weighted basis. Investors should be of the view that the Long Component will perform moderately better than the Short Component over the term of the ARNs. Investors must be willing to forgo interest payments on the ARNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price if the Short Component performs better than the Long Component.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-3. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the ARNs

Issuer:		Bank of America Corporation (“BAC”)
Original Offering Price:		$10.00 per unit
Term:		Approximately 14 months
Market Measure:		The Motorola, Inc./Technology Select Sector Long-Short Index (the “Relative Value Index”), which tracks the performance of a long position in the common stock of Motorola, Inc. (NYSE symbol: “MOT”) (the “Long Component”) relative to a short position in the Technology Select Sector Index (Bloomberg symbol: “IXT”) (the “Short Component”) on an equally weighted basis.
Starting Value:		The Starting Value of the Relative Value Index will be set to 100.00 on the pricing date.
Ending Value:		The Ending Value of the Relative Value Index will be the sum of (i) 100.00 plus (ii) the product of 100.00 and the Relative Value Return on the calculation day. If it is determined that the scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on the scheduled calculation day, the Ending Value will be determined as more fully described on page TS-10.
Relative Value Return:		The Relative Value Return will equal the Long Component Return minus the Short Component Return and will be a positive number if the Long Component performs better than the Short Component and a negative number if the Short Component performs better than the Long Component. The Long Component Return and the Short Component Return will each be calculated as follows:
	100% ×	( Final Value - Initial Value )
Initial Value

Long Component Initial Value and Final Value:

The Initial Value of the Long Component will equal the Closing Market Price of Motorola, Inc. common stock on the pricing date. The Final Value of the Long Component will be the Closing Market Price of Motorola, Inc. common stock on the calculation day, multiplied by the Price Multiplier.

The “Price Multiplier” is 1, subject to adjustment for certain corporate events relating to Motorola, Inc. common stock, as described in product supplement ARN-3 under “Anti-Dilution Adjustments for ARNs Linked to Underlying Stocks.”

Short Component Initial Value and Final Value:	The Initial Value of the Short Component will be the closing level of the Technology Select Sector Index on the pricing date. The Final Value of the Short Component will be the closing level of the Technology Select Sector Index on the calculation day.
Capped Value:	$11.60 to $12.00 per unit of the ARNs, which represents a return of 16% to 20% over the Original Offering Price. The actual Capped Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.
Calculation Day:	The fifth scheduled Market Measure Business Day (as defined on page TS-10) immediately prior to the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.
Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining the Redemption Amount for the ARNs

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the ARNs at maturity, based on the Participation Rate of 300% and a hypothetical Capped Value of $11.80 (a 18% return), the midpoint of the Capped Value range of $11.60 to $12.00. The green line reflects the hypothetical returns on the ARNs, while the dotted gray line reflects the hypothetical returns of a direct long investment in the Long Component and a direct short investment in the stocks included in the Short Component, excluding dividends in each case.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value, Capped Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are six examples of Relative Value Return and Redemption Amount calculations (each rounded to two decimal places) for a series of hypothetical performances for the Long Component and the Short Component. The examples are based upon:

•	the Participation Rate of 300%;

•	the Starting Value of 100.00;

•	a hypothetical Initial Value of the Long Component of $7.23 (the Closing Market Price of the Long Component on March 29, 2010);

•	a hypothetical Initial Value of the Short Component of 231.38 (the closing level of the Short Component on March 29, 2010); and

•	a hypothetical Capped Value of $11.80 (per unit), the midpoint of the Capped Value range of $11.60 to $12.00.

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Long Component (Motorola, Inc. common stock)
Hypothetical Initial Value	7.23	7.23	7.23	7.23	7.23	7.23

Hypothetical Final Value	7.59	6.87	7.59	6.87	7.95	7.59

Hypothetical Long Component Return	5.00%	-5.00%	5.00%	-5.00%	10.00%	5.00%

Short Component (Technology Select Sector Index)
Hypothetical Initial Value	231.38	231.38	231.38	231.38	231.38	231.38

Hypothetical Final Value	242.95	219.81	219.81	242.95	242.95	254.52

Hypothetical Short Component Return	5.00%	-5.00%	-5.00%	5.00%	5.00%	10.00%

Hypothetical Relative Value Return (representing the Hypothetical Long Component Return minus the Hypothetical Short Component Return)	0.00%	0.00%	10.00%	-10.00%	5.00%	-5.00%

Hypothetical Ending Value	100.00	100.00	110.00	90.00	105.00	95.00

Hypothetical Redemption Amount	$10.00	$10.00	$11.80	$9.00	$11.50	$9.50

Example 1

The hypothetical Long Component Return and the hypothetical Short Component Return are each 5.00%, resulting in a hypothetical Relative Value Return of 0.00% (representing the difference between the performance of the Long Component and the performance of the Short Component):

Hypothetical Long Component Return =	100% ×	(7.59 - 7.23)	= 5.00%
7.23

Hypothetical Short Component Return =	100% ×	(242.95 - 231.38)	= 5.00%
231.38

Hypothetical Relative Value Return = Hypothetical Long Component Return - Hypothetical Short Component Return = 0.00%

Starting Value:	100.00
Hypothetical Ending Value:	100.00 + (100.00 × Relative Value Return) = 100.00

$10 ×	(100.00)	= $10.00
100.00

Hypothetical Redemption Amount (per unit) = $10.00

Example 2

The hypothetical Long Component Return and the hypothetical Short Component Return are each -5.00%, resulting in a hypothetical Relative Value Return of 0.00% (representing the difference between the performance of the Long Component and the performance of the Short Component):

Hypothetical Long Component Return =	100% ×	(6.87 - 7.23)	= -5.00%
7.23

Hypothetical Short Component Return =	100% ×	(219.81 - 231.38)	= -5.00%
231.38

Hypothetical Relative Value Return = Hypothetical Long Component Return - Hypothetical Short Component Return = 0.00%

Starting Value:	100.00
Hypothetical Ending Value:	100.00 + (100.00 × Relative Value Return) = 100.00

$10 ×	(100.00)	= $10.00
100.00

Hypothetical Redemption Amount (per unit) = $10.00

Example 3

The hypothetical Long Component Return is 5.00% and the hypothetical Short Component Return is -5.00%, resulting in a hypothetical Relative Value Return of 10.00% (representing the difference between the performance of the Long Component and the performance of the Short Component):

Hypothetical Long Component Return =	100% ×	(7.59 - 7.23)	= 5.00%
7.23

Hypothetical Short Component Return =	100% ×	(219.81 - 231.38)	= -5.00%
231.38

Hypothetical Relative Value Return = Hypothetical Long Component Return - Hypothetical Short Component Return = 10.00%

Starting Value:	100.00
Hypothetical Ending Value:	100.00 + (100.00 × Relative Value Return) = 110.00

$10 +	[	$10 × 300% x	(110.00 - 100.00)	]	= $13.00
100.00

Hypothetical Redemption Amount (per unit) = $11.80 (The Redemption Amount cannot be greater than the Capped Value.)

Example 4

The hypothetical Long Component Return is -5.00% and the hypothetical Short Component Return is 5.00%, resulting in a hypothetical Relative Value Return of -10.00% (representing the difference between the performance of the Long Component and the performance of the Short Component):

Hypothetical Long Component Return =	100% ×	(6.87 - 7.23)	= -5.00%
7.23

Hypothetical Short Component Return =	100% ×	(242.95 - 231.38)	= 5.00%
231.38

Hypothetical Relative Value Return = Hypothetical Long Component Return - Hypothetical Short Component Return = -10.00%

Starting Value:	100.00
Hypothetical Ending Value:	100.00 + (100.00 × Relative Value Return) = 90.00

$10 ×	(90.00)	= $9.00
100.00

Hypothetical Redemption Amount (per unit) = $9.00

Example 5

The hypothetical Long Component Return is 10.00% and the hypothetical Short Component Return is 5.00%, resulting in a hypothetical Relative Value Return of 5.00% (representing the difference between the performance of the Long Component and the performance of the Short Component):

Hypothetical Long Component Return =	100% ×	(7.95 - 7.23)	= 10.00%
7.23

Hypothetical Short Component Return =	100% ×	(242.95 - 231.38)	= 5.00%
231.38

Hypothetical Relative Value Return = Hypothetical Long Component Return - Hypothetical Short Component Return = 5.00%

Starting Value:	100.00
Hypothetical Ending Value:	100.00 + (100.00 × Relative Value Return) = 105.00

$10 +	[	$10 × 300% x	(105.00 - 100.00)	]	= $11.50
100.00

Hypothetical Redemption Amount (per unit) = $11.50

Example 6

The hypothetical Long Component Return is 5.00% and the hypothetical Short Component Return is 10.00%, resulting in a hypothetical Relative Value Return of -5.00% (representing the difference between the performance of the Long Component and the performance of the Short Component):

Hypothetical Long Component Return =	100% ×	(7.59 - 7.23)	= 5.00%
7.23

Hypothetical Short Component Return =	100% ×	(254.52 - 231.38)	= 10.00%
231.38

Hypothetical Relative Value Return = Hypothetical Long Component Return - Hypothetical Short Component Return = -5.00%

Starting Value:	100.00
Hypothetical Ending Value:	100.00 + (100.00 × Relative Value Return) = 95.00

$10 ×	(95.00)	= $9.50
100.00

Hypothetical Redemption Amount (per unit) = $9.50 (In this example, the Redemption Amount is less than the Original Offering Price, even though the value of the Long Component has increased from its Initial Value to its Final Value.)

The following table illustrates, for the Starting Value of 100.00 and a range of hypothetical Ending Values:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the ARNs (rounded to two decimal places);
▪	the total rate of return to holders of the ARNs;
▪	the pretax annualized rate of return to holders of the ARNs; and
▪

the pretax annualized rate of return of a hypothetical direct long investment in the Long Component (which includes an assumed aggregate dividend yield of 0.00% per annum) and a hypothetical direct short investment in the stocks included in the Short Component (which includes an assumed aggregate dividend yield of 1.48% per annum), as more fully described below.

The table below is based on the Participation Rate of 300% and a hypothetical Capped Value of $11.80 (per unit), the midpoint of the Capped Value range of $11.60 to $12.00.

Hypothetical Ending Value	Percentage Change from the Starting Value to the Hypothetical Ending Value(1)	Hypothetical Redemption Amount per Unit	Total Rate of Return on the ARNs	Pretax Annualized Rate of Return on the ARNs(2)	Pretax Annualized Rate of Return of a Direct Long Investment in the Long Component and a Direct Short Investment in the Stocks Included in the Short Component(2)(3)
50.00	-50.00%	$5.00	-50.00%	-51.40%	-52.88%
60.00	-40.00%	$6.00	-40.00%	-39.32%	-40.80%
70.00	-30.00%	$7.00	-30.00%	-28.35%	-29.83%
80.00	-20.00%	$8.00	-20.00%	-18.24%	-19.72%
90.00	-10.00%	$9.00	-10.00%	-8.83%	-10.31%
95.00	-5.00%	$9.50	-5.00%	-4.35%	-5.83%
98.00	-2.00%	$9.80	-2.00%	-1.72%	-3.20%
100.00(4)	0.00%	$10.00	0.00%	0.00%	-1.48%
102.00	2.00%	$10.60	6.00%	5.06%	0.22%
104.00	4.00%	$11.20	12.00%	9.95%	1.91%
106.00	6.00%	$11.80(5)	18.00%	14.70%	3.58%
108.00	8.00%	$11.80	18.00%	14.70%	5.23%
110.00	10.00%	$11.80	18.00%	14.70%	6.86%
120.00	20.00%	$11.80	18.00%	14.70%	14.77%
130.00	30.00%	$11.80	18.00%	14.70%	22.32%
140.00	40.00%	$11.80	18.00%	14.70%	29.54%
150.00	50.00%	$11.80	18.00%	14.70%	36.48%

(1)	This figure is equal to the hypothetical Relative Value Return.

(2)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from April 5, 2010 to June 5, 2011, a term expected to be similar to that of the ARNs.

(3)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the Long Component and the stocks included in the Short Component which results in an aggregate percentage change in the Long Component and the Short Component that equals the percentage change in the level of the Relative Value Index from the Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 0.00% per annum for the Long Component and 1.48% per annum for the stocks included in the Short Component, each as reported by Bloomberg L.P. (dividends paid on the Long Component will increase this rate of return while dividends paid on the stocks included in the Short Component will decrease this rate of return); and

(c)	no transaction fees or expenses.

(4)	The Starting Value will be set to 100.00 on the pricing date.

(5)	The Redemption Amount per unit of the ARNs cannot exceed the hypothetical Capped Value of $11.80 (the midpoint of the Capped Value range of $11.60 and $12.00). The actual Capped Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Ending Value, Capped Value, and the term of your investment.

Risk Factors

There are important differences between the ARNs and a conventional debt security. An investment in the ARNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the ARNs in the “Risk Factors” sections included in product supplement ARN-3 and the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, is limited to the return represented by the Capped Value.

▪

Your investment return, if any, may be less than a comparable investment directly in the components of the Relative Value Index by taking a long position in Motorola, Inc. common stock and/or by short selling the stocks included in the Technology Select Sector Index.

▪	You must rely on your own evaluation of the merits of an investment linked to the Relative Value Index.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the ARNs while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the ARNs.

▪	A trading market is not expected to develop for the ARNs.

▪	The Redemption Amount will not be affected by all developments relating to the Relative Value Index.

▪

Neither Motorola, Inc. nor any of the companies included in the Technology Select Sector Index have any obligations relating to the ARNs and we will not perform any due diligence procedures with respect to any of these companies.

▪

You will have no rights of a holder of the securities represented by the components of the Relative Value Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we or our affiliates may from time to time own shares of the companies included in the components of the Relative Value Index, we do not control any of those companies and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell the ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the Original Offering Price.

▪	Payments on the ARNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the ARNs.

▪	Purchases and sales by us and our affiliates of shares of the components of the Relative Value Index may affect your return.

▪	The Redemption Amount will not be adjusted for all corporate events that could affect Motorola, Inc. common stock.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the ARNs and their market value.

▪	Our business activities relating to the companies represented by the components of the Relative Value Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the ARNs are uncertain, and may be adverse to a holder of the ARNs. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” in product supplement ARN-3.

Additional Risk Factors

The return on the ARNs is based on the relative performance of the Long Component and the Short Component. You may receive a lower Redemption Amount at maturity than you could receive by directly taking a long position in Motorola, Inc. common stock, which represents the Long Component of the Relative Value Index, or a short position in the stocks included in the Technology Select Sector Index, which represents the Short Component of the Relative Value Index. Unlike a long position in the Long Component or a short position in the Short Component, you may not earn a positive return even if the Long Component appreciates or the Short Component depreciates over the term of the ARNs. The Redemption Amount is based on the performance of the Long Component relative to the performance of the Short Component as determined on the calculation date. On the calculation date, the Long Component must either have increased by a greater percentage than any percentage increase of the Short Component or decreased by a lesser percentage decrease than any percentage decrease of the Short Component for the Relative Value Return to be positive. If the Short Component performs better than the Long Component, you will receive a Redemption Amount that is less than the Original Offering Price even if the Long Component has increased over the term of the ARNs. You should carefully review the hypothetical examples beginning on page TS-4.

Any close correlation in the performance on the Long Component and the Short Component may limit your return on the ARNs. Your return on the ARNs at maturity is dependent upon the direction of and percentage change in both the Long Component and the Short Component. The more the Long Component increases and the Short Component decreases, the higher the value of the Relative Value Return and the level of the Relative Value Index, and consequently, your return on the ARNs, will be, subject to the Capped Value. Any increase in the value of the Short Component will adversely affect the level of the Relative Value Index, and may more than offset any gains related to increases in the value of the Long Component. Conversely, any decrease in the value of the Long Component will adversely affect the level of the Relative Value Index, and may more than offset any gains related to decreases in the value of the Short Component. Recent historical data indicate that the market values of the Long Component and the Short Component have at times been correlated. Your ability to participate in increases in the Long Component or decreases in the Short Component will be limited if their respective performances are closely correlated from the pricing date to the calculation day shortly before the maturity date.

MLPF&S, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices after consultation with Standard & Poor’s Financial Services LLC (“S&P”). The stocks included in each Select Sector Index, including the Technology Select Sector Index, which represents the Short Component of the Relative Value Index, are selected by MLPF&S (the “Index Compilation Agent”). The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of the company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500® Index component stocks, which is the sole responsibility of the Index Compilation Agent. The Index Compilation Agent will compile the Select Sector Indices without regard to the ARNs. The Index Compilation Agent has no obligation to take the interests of the holders of the ARNs into consideration in compiling the Select Sector Indices, including when compiling the Technology Select Sector Index.

S&P may cause an adjustment to the S&P 500® Index in a way that affects its level, and has no obligation to consider your interests. S&P is responsible for calculating and maintaining the S&P 500® Index, from which the stocks included in the Technology Select Sector Index, which represents the Short Component of the Relative Value Index are selected. S&P can add, delete, or substitute the stocks included in the S&P 500® Index or make other methodological changes that could change the level of the S&P 500® Index and therefore the composition and level of the Technology Select Sector Index. Changing the companies included in the Technology Select Sector Index may affect the level of the Technology Select Sector Index, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the S&P 500® Index, any of which could adversely affect the value of the ARNs. S&P has no obligation to consider your interests in calculating or revising the S&P 500® Index.

NYSE Euronext may discontinue the calculation or dissemination of the Technology Select Sector Index or adjust the methodology for calculating the Technology Select Sector Index in a way that affects its level, and NYSE Euronext has no obligation to consider your interests. NYSE Euronext is responsible for calculating and disseminating the Technology Select Sector Index, which represents the Short Component of the Relative Value Index. NYSE Euronext may make methodological changes that could change the level of the Technology Select Sector Index. Additionally, NYSE Euronext may discontinue or suspend calculation or dissemination of the Technology Select Sector Index, which could adversely affect the value of the ARNs. NYSE Euronext has no obligation to consider your interests in taking any of the foregoing actions.

The stocks included in the Technology Select Sector Index are concentrated in one sector. All of the stocks included in the Technology Select Sector Index, which represents the Short Component of the Relative Value Index, are issued by companies in the technology sector. As a result, the stocks that will determine the performance of the ARNs are concentrated in one sector. Although an investment in the ARNs will not give holders any ownership or other direct interests in the stocks underlying the Technology Select Sector Index, the return on an investment in the ARNs will be subject to certain risks associated with a direct equity investment in companies in the technology sector. Accordingly, by investing in the ARNs, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

Investor Considerations

You may wish to consider an investment in the ARNs if:

▪	You anticipate that the market price of Motorola, Inc. common stock will perform moderately better than the level of the Technology Select Sector Index over the term of the ARNs.

▪

You accept that your investment will result in a loss, which could be significant, if the level of the Technology Select Sector Index performs better than the market price of Motorola, Inc. common stock over the term of the ARNs.

▪	You accept that the return on the ARNs will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the ARNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Relative Value Index, with no expectation of dividends or other benefits of owning Motorola, Inc. common stock or the stocks included in the Technology Select Sector Index.

▪

You accept that a trading market is not expected to develop for the ARNs. You understand that secondary market prices for the ARNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the ARNs.

The ARNs may not be an appropriate investment for you if:

▪	You anticipate that the level of the Technology Select Sector Index will perform better than the market price of Motorola, Inc. common stock over the term of the ARNs.

▪

You anticipate that the market price of Motorola, Inc. common stock will increase substantially, or that the level of the Technology Select Sector Index will decrease substantially, over the term of the ARNs and do not want a return on your investment that is capped at a percentage that will be between 16% and 20% over the Original Offering Price.

▪	You seek principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on Motorola, Inc. common stock or the stocks included in the Technology Select Sector Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the ARNs prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the ARNs.

Other Terms of the ARNs

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement ARN-3.

A “Market Measure Business Day” means:

(A) as to the Short Component, a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange and in the over-the-counter market for equity securities in the United States, and any successor exchange or market; and

(B) as to the Long Component, a day on which (i) the New York Stock Exchange and The NASDAQ Stock Market, or their successors, are open for trading and (ii) the Technology Select Sector Index or any successor thereto is calculated and published.

Market Disruption Events

The term “Market Disruption Event”:

(A) as to the Long Component, has the meaning set forth in the section “Description of ARNs—Market Disruption Events—Underlying Stock-Based Market Measures” in product supplement ARN-3; and

(B) as to the Short Component, has the meaning set forth in the section “Description of ARNs—Market Disruption Events—Equity-Based Market Measures” in product supplement ARN-3.

Ending Value of the Relative Value Index

If, for either the Long Component or the Short Component, (i) a Market Disruption Event occurs on the scheduled calculation day or (ii) the scheduled calculation day is determined by the calculation agent not to be a Market Measure Business Day by reason of an extraordinary event, occurrence, declaration, or otherwise, the calculation agent will postpone the determination of the Final Value of both the Long Component and the Short Component and, as a result, the Relative Value Return and Ending Value, to the next Market Measure Business Day during which no Market Disruption Event shall have occurred or is continuing for either the Long Component or the Short Component.

The calculation agent will determine the Final Value for each of the Long Component and the Short Component on the same date; provided that such Final Values will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the second scheduled Market Measure Business Day prior to the maturity date, regardless of the occurrence of a Market Disruption Event on that second scheduled Market Measure Business Day. In making its determination, the calculation agent may take into account the last available Closing Market Price of the Long Component, the last available closing level of the Short Component, and any other information that it deems relevant.

Other Provisions

We may deliver the ARNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the ARNs occurs more than three business days from the pricing date, purchasers who wish to trade the ARNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the ARNs, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S and First Republic, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate as selling agents in the distribution of the ARNs. Accordingly, offerings of the ARNs will conform to the requirements of NASD Rule 2720. Under our distribution agreement with the selling agents, MLPF&S will purchase the ARNs from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. In the original offering of the ARNs, the ARNs will be sold in minimum investment amounts of 100 units.

MLPF&S and First Republic may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the ARNs but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Relative Value Index

The Relative Value Index tracks the performance of a long position in the common stock of Motorola, Inc. (NYSE symbol: “MOT”) (the “Long Component”) relative to a short position in the Technology Select Sector Index (Bloomberg symbol: “IXT”) (the “Short Component”) from the Starting Value to the Ending Value, on an equally weighted basis, calculated as described in this term sheet. The Long Component and the Short Component are further described below.

The following graph sets forth the hypothetical historical month-end levels of the Relative Value Return from January 2005 through February 2010, based on historical month-end Closing Market Prices of the Long Component and historical month-end closing levels of the Short Component. Each data point within the graph represents the hypothetical Relative Value Return assuming the ARNs were priced 14 months earlier (a term expected to be similar to that of the ARNs). The hypothetical Relative Value Return is a figure that is equal to the percentage change from the Starting Value of 100.00 to the hypothetical Ending Value, calculated as described in this term sheet. This hypothetical historical data is not necessarily indicative of the future Relative Value Return or what the value of the ARNs may be. Any hypothetical historical upward or downward trend in the Relative Value Return during any period set forth below is not an indication that the Relative Value Return is more or less likely to increase or decrease at any time over the term of the ARNs.

The following graph compares the historical month-end Closing Market Prices of the Long Component and the historical month-end closing levels of the Short Component from January 2005 through February 2010. This historical data is not necessarily indicative of the future performance of either the Long Component or the Short Component or what the value of the ARNs may be. Any historical upward or downward trend in the price of the Long Component or the level of the Short Component during any period set forth below is not an indication that the price or level of the Relative Value Index components is more or less likely to increase or decrease at any time over the term of the ARNs. On March 29, 2010, the Closing Market Price of Motorola, Inc. common stock was $7.23 and the closing level of the Technology Select Sector Index was 231.38.

Historical Performance of Motorola, Inc. Common Stock and the Technology Select Sector Index
30
25
20
15
10
5
0
350
300
250
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150
100
50
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Jan-05
May-05
Sep-05
Jan-06
May-06
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May-07
Sep-07
Jan-08
Jun-08
Oct-08
Feb-09
Jun-09
Oct-09
Feb-10
MOT Equity
IXT Index

Before investing in the ARNs, you should consult publicly available sources for the prices, levels and trading patterns of the Long Component and the Short Component. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the components of the Relative Value Index and the financial markets generally exhibiting greater volatility than in earlier periods.

The Long Component

The Long Component of the Relative Value Index is Motorola, Inc. common stock. We have derived the following information from publicly available documents published by Motorola, Inc. We make no representation or warranty as to the accuracy or completeness of the following information. Motorola, Inc. provides technologies, products, and services covering a broad range of mobile solutions. Its products include wireless handsets, wireless accessories, digital entertainment devices, wireless and wireline broadband network products, and enterprise mobility products.

Because Motorola, Inc. common stock is registered under the Securities Exchange Act of 1934, Motorola, Inc. is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Motorola, Inc. can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC CIK number 68505. We make no representation or warranty as to the accuracy or completeness of Motorola, Inc.’s information or reports.

Although we and our affiliates may hold shares of Motorola, Inc. common stock from time to time, we do not control Motorola, Inc. Motorola, Inc. will have no obligations with respect to the ARNs. This term sheet relates only to the ARNs and does not relate to Motorola, Inc. common stock or to any of its other securities. Neither we nor any of our affiliates have participated or will participate in the preparation of Motorola, Inc.’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to Motorola, Inc. in connection with the offering of the ARNs. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding Motorola, Inc. are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the market price of Motorola, Inc. common stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning Motorola, Inc. could affect the market price of Motorola, Inc. common stock and therefore could affect your return on the ARNs.

The selection of Motorola, Inc. common stock is not a recommendation to buy or sell Motorola, Inc. common stock. Neither we nor any of our affiliates make any representation to you as to the performance of Motorola, Inc. common stock.

Motorola, Inc. common stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “MOT”.

The following table sets forth the high and low closing prices of the shares of Motorola, Inc. common stock from the first quarter of 2005 through March 29, 2010. The closing prices listed below were obtained from publicly available information at Bloomberg Financial Markets, rounded to two decimal places. The historical closing prices of shares of Motorola, Inc. common stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of Motorola, Inc. common stock will perform better than the level of the Technology Select Sector Index.

	High ($)	Low ($)
2005
First Quarter	17.43	14.72
Second Quarter	18.87	14.61
Third Quarter	23.87	18.27
Fourth Quarter	24.77	19.77
2006
First Quarter	24.53	20.53
Second Quarter	24.08	19.31
Third Quarter	25.27	18.69
Fourth Quarter	26.20	20.26
2007
First Quarter	20.57	17.50
Second Quarter	18.92	17.33
Third Quarter	18.72	16.06
Fourth Quarter	19.34	15.24
2008
First Quarter	16.07	9.21
Second Quarter	10.26	7.30
Third Quarter	10.33	6.68
Fourth Quarter	7.44	3.15
2009
First Quarter	4.93	3.10
Second Quarter	6.87	4.33
Third Quarter	9.20	6.04
Fourth Quarter	9.31	7.75
2010
First Quarter (through March 29, 2010)	8.13	6.15

The Short Component

The Short Component of the Relative Value Index is the Technology Select Sector Index. All disclosures contained in this term sheet regarding the Technology Select Sector Index, the Select Sector Indices, and the S&P 500® Index, including, without limitation, their make up, method of their calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P, NYSE Euronext, and MLPF&S, as described in this section and in the section “Additional Risk Factors” above. The consequences of any discontinuance of the Technology Select Sector Index are discussed in the section of product supplement ARN-3 entitled “Description of ARNs—Discontinuance of a Market Measure.” None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Technology Select Sector Index or any successor index.

The Select Sector Indices

The Technology Select Sector Index is one of the Select Sector Indices. The Select Sector Indices are sub-indices of the S&P 500® Index. Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the combined companies of the nine Select Sector Indices represent all of the companies in the S&P 500® Index. The industry indices are sub-categories within each Select Sector Index and represent a specific industry segment of the overall Select Sector Index. The nine Select Sector Indices seek to represent the S&P 500® Index sectors and include each of the following indices: the Consumer Discretionary Select Sector Index; the Consumer Staples Select Sector Index; the Energy Select Sector Index; the Financial Select Sector Index; the Health Care Select Sector Index; the Industrial Select Sector Index; the Materials Select Sector Index; the Technology Select Sector Index; and the Utilities Select Sector Index. MLPF&S, acting as the Index Compilation Agent, determines the composition of the Select Sector Indices after consultation with S&P.

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

•

The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•

The Index Compilation Agent assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The Index Compilation Agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index.

•

Each Select Sector Index is calculated by NYSE Euronext using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of that Select Sector Index. However, under certain conditions, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base weighted aggregate methodology. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The Index Compilation Agent at any time may determine that a Component Stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the Index Compilation Agent notifies NYSE Euronext that a Component Stock’s Select Sector Index assignment should be changed, NYSE Euronext will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

The Technology Select Sector Index

The Technology Select Sector Index (Bloomberg symbol: “IXT”) is a modified market capitalization-based index. The Technology Select Sector Index is intended to track the movements of companies that are components of the S&P 500® Index and are involved in the development or production of technology products. Technology products include computers and peripherals, semiconductor equipment and products, telecommunications equipment, microcomputer components, integrated computer circuits and process monitoring systems. As of December 31, 2009, the Technology Select Sector Index included 85 component stocks. The Technology Select Sector Index, which serves as a benchmark for the Technology Select Sector SPDR Fund (index fund symbol: “XLK”), was established with a value of 250.00 on June 30, 1998.

The following graph sets forth the monthly historical performance of the Technology Select Sector Index in the period from January 2005 through February 2010. This historical data on the Technology Select Sector Index is not necessarily indicative of the future performance of the Technology Select Sector Index or what the value of the ARNs may be. Any historical upward or downward trend in the level of the Technology Select Sector Index during any period set forth below is not an indication that the level of the Technology Select Sector Index is more or less likely to increase or decrease at any time over the term of the ARNs. On March 29, 2010, the closing level of the Technology Select Sector Index was 231.38.

The S&P 500® Index

“Standard & Poor’s®”, “Standard & Poor’s 500TM”, “S&P 500®”, and “S&P®” are trademarks of S&P and have been licensed for use in this offering by our subsidiary, MLPF&S. The ARNs are not sponsored, endorsed, sold, or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the ARNs.

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of March 31, 2010, 405 companies included in the S&P 500® Index traded on the New York Stock Exchange, and 95 companies included in the S&P 500® Index traded on The NASDAQ Stock Market. On March 31, 2010, the average market capitalization of the companies included in the S&P 500® Index was $21.12 billion. As of that date, the largest component of the S&P 500® Index had a market capitalization of $316.23 billion, and the smallest component of the S&P 500® Index had a market capitalization of $1.26 billion.

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company. Ten main groups of companies constitute the S&P 500® Index, with the approximate percentage of the market capitalization of the S&P 500® Index included in each group as of March 31, 2010 indicated in parentheses: Consumer Discretionary (10.1%); Consumer Staples (11.3%); Energy (10.9%); Financials (16.5%); Health Care (12.2%); Industrials (10.5%); Information Technology (18.9%); Materials (3.5%); Telecommunication Services (2.8%); and Utilities (3.4%). S&P from time to time, in its sole discretion, may add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

S&P calculates the S&P 500® Index by reference to the prices of the constituent stocks of the S&P 500® Index without taking account of the value of dividends paid on those stocks. As a result, the return on the ARNs will not reflect the return you would realize if you actually owned the S&P 500® Index constituent stocks and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Redemption Amount.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the U.S. or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float-adjusted index is then calculated by multiplying, for each stock in the S&P 500® Index, the IWF, the price, and total number of shares outstanding, adding together the resulting amounts, and then dividing that sum by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

S&P 500® Index Maintenance

S&P 500® Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. S&P 500® Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than ten percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

S&P does not guarantee the accuracy and/or the completeness of the Technology Select Sector Index or any data included in Technology Select Sector Index. S&P shall have no liability for any errors, omissions, or interruptions in Technology Select Sector Index. S&P makes no warranty, express or implied, as to results to be obtained by MLPF&S, us, holders of the ARNs or any other person or entity from the use of Technology Select Sector Index or any data included in Technology Select Sector Index in connection with the rights licensed under the license agreement described in this term sheet or for any other use. S&P makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Technology Select Sector Index or any data included in Technology Select Sector Index. Without limiting any of the above information, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages, including lost profits, even if notified of the possibility of these damages.

S&P and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Technology Select Sector Index in connection with this offering. The license agreement provides that the following language must be stated in this term sheet:

The ARNs are not sponsored, endorsed, sold, or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the ARNs or any member of the public regarding the advisability of investing in securities generally or in the ARNs particularly or the ability of the Technology Select Sector Index to track general stock market performance. S&P’s only relationship to MLPF&S and to us (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of S&P and of the Technology Select Sector Index which is determined, composed, and calculated by S&P without regard to MLPF&S, us, or the ARNs. S&P has no obligation to take the needs of MLPF&S, our needs, or the needs of the holders of the ARNs into consideration in determining, composing, or calculating the Technology Select Sector Index. S&P is not responsible for and has not participated in the determination of the timing of the sale of the ARNs, prices at which the ARNs are to initially be sold, or quantities of the ARNs to be issued or in the determination or calculation of the equation by which the ARNs are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing, or trading of the ARNs.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the ARNs, including the following:

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the ARNs for all tax purposes as a single financial contract with respect to the Relative Value Index that requires you to pay us at inception an amount equal to the purchase price of the ARNs and that entitles you to receive at maturity an amount in cash based upon the performance of the Relative Value Index.

•

Under this characterization and tax treatment of the ARNs, upon receipt of a cash payment at maturity or upon a sale or exchange of the ARNs prior to maturity, you generally will recognize capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if you held the ARNs for more than one year.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the ARNs. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement ARN-3, which you should carefully review prior to investing in the ARNs.

General. Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the ARNs, we intend to treat the ARNs for all tax purposes as a single financial contract with respect to the Index that requires the investor to pay us at inception an amount equal to the purchase price of the ARNs and that entitles the investor to receive at maturity an amount in cash based upon the performance of the Relative Value Index. Under the terms of the ARNs, we and every investor in the ARNs agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the ARNs as described in the preceding sentence. This discussion assumes that the ARNs constitute a single financial contract with respect to the Index for U.S. federal income tax purposes. If the ARNs did not constitute a single financial contract, the tax consequences described below would be materially different. The discussion in this section also assumes that there is a significant possibility of a significant loss of principal on an investment in the ARNs.

This characterization of the ARNs is not binding on the Internal Revenue Service (“IRS”) or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the ARNs or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the ARNs are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in product supplement ARN-3. Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the ARNs, including possible alternative characterizations.

Settlement at Maturity or Sale or Exchange Prior to Maturity. Assuming that the ARNs are properly characterized and treated as single financial contracts with respect to the Index for U.S. federal income tax purposes, upon receipt of a cash payment at maturity or upon a sale or exchange of the ARNs prior to maturity, a U.S. Holder (as defined in product supplement ARN-3) generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s basis in the ARNs. This capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the ARNs for more than one year. The deductibility of capital losses is subject to limitations.

Possible Future Tax Law Changes. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the ARNs. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the ARNs. For example, on December 7, 2007, the IRS released Notice 2008-2 (“Notice”) seeking comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the ARNs. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the ARNs should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any. Any such future guidance may affect the amount, timing, and character of income, gain, or loss in respect of the ARNs, possibly with retroactive effect. The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Internal Revenue Code of 1986, as amended, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset. We urge you to consult your own tax advisors concerning the impact and the significance of the above considerations. We intend to continue treating the ARNs for U.S. federal income tax purposes in the manner described herein unless and until such time as we determine, or the IRS or Treasury determines, that some other treatment is more appropriate.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the ARNs, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement ARN-3.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factors” in the sections indicated on the cover of this term sheet. The ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-3 dated April 1, 2010:

http://www.sec.gov/Archives/edgar/data/70858/000119312510075888/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov . Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the ARNs, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of an underlying market measure for bearish Structured Investments), while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments generally do not include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments generally do not include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

“Accelerated Return Notes®” and “ARNs®” are our registered service marks.